FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-51879

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 18, 1998)

                                  SEPRACOR INC.
                    ----------------------------------------

               $189,475,000 PRINCIPAL AMOUNT OF 6 1/4% CONVERTIBLE
                        SUBORDINATED DEBENTURES DUE 2005
                  (Interest payable August 15 and February 15)
                    ----------------------------------------

                        4,012,617 Shares of Common Stock
                           ($0.10 par value per share)
                              ---------------------

     The information in this Prospectus Supplement concerning the Selling Securityholders supplements the statements set forth under the caption "Selling Securityholders" in the Prospectus. Capitalized items used and not defined herein shall have the meanings given to them in the Prospectus. The information set forth under the caption "Selling Securityholders" in the Prospectus is supplemented as follows:

                             SELLING SECURITYHOLDERS

     The Debentures were originally acquired on February 10, 1998 from the Company by the Initial Purchasers. The Initial Purchasers advised the Company that the Initial Purchasers have resold the Debentures in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) and certain institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act). These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the Debentures and/or Conversion Shares pursuant to this Prospectus.

     The Debentures and the Conversion Shares have been registered pursuant to the Registration Rights Agreement which provides that the Company file a Registration Statement with regard to the Debentures and the Conversion Shares within 90 days of the date of original issuance of the Debentures and keep such Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement of all the securities registered pursuant to the Registration Rights Agreement thereunder and (ii) the expiration of the holding period applicable to such securities under Rule 144(k) under the Securities Act or any successor provision.

     In addition, 12,639 Additional Shares are being registered pursuant to the Registration Statement for the account of certain securityholders of the Company. The Selling Securityholders may choose to sell Debentures and/or Shares from time to time. See "Plan of Distribution."

     Debentures and Conversion Shares. The following table sets forth the name of each Selling Securityholder who has provided the Company with notice as of the date of this Prospectus pursuant to the Registration Rights Agreement of such Selling Securityholder's intent to sell or otherwise dispose of Debentures and/or Conversion Shares pursuant to the Registration Statement, the principal amount of Debentures and the number of Conversion Shares which may be sold from time to time by such Selling Securityholder pursuant to the Registration Statement and the amount of outstanding Debentures and Common Stock beneficially owned by such Selling Securityholder prior to the offering (assuming no conversion of the Debentures). No such Selling Securityholder nor any of its affiliates has held any position or office with, been employed by or otherwise has had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus. Because the Selling Securityholder may offer all or some portion of the Debentures and Conversion Shares, no estimate can be given as to the amount or percentage of Debentures or Common Stock that will be held by the Selling Securityholders upon termination of sales pursuant to this Prospectus. In addition, the Selling Securityholders identified below may have sold, transferred or disposed of all or a portion of their Debentures since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act.


                                                           Amount of                                     Shares of
                                     Amount of             Debentures                                  Common Stock
                                  Debentures that         Owned Before         Shares That May         Owned Before
             Name                   May be Sold             Offering              be Sold(1)             Offering
       ----------------           ---------------         ------------         ---------------         ------------

ICI American Holdings Trust           $425,000               $425,000               8,972                   0

Zeneca Holdings Trust                  425,000                425,000               8,972                   0

State of Delaware PERS               1,000,000              1,000,000              21,110                   0

Starvest Fund-Discretionary            500,000                500,000              10,555                   0

State of Oregon/SAIF Corporation     4,000,000              4,000,000              84,443                   0

State of Oregon PERS                 4,500,000              4,500,000              94,998                   0

Nalco Chemical Corp. Retirement        225,000                225,000               4,749                   0

Kapiolani Medical Center for
  Women and Children                   100,000                100,000               2,111                   0

Hawaiian Airlines
  Pension for Salaried Employees        15,000                 15,000                 316                   0

Hawaiian Airlines
  Pilots' Retirement Plan               70,000                 70,000               1,477                   0

Hawaiian Airlines
  Pension Plan - IAM                    50,000                 50,000               1,055                   0

Allstate Insurance Company           2,000,000              2,000,000              42,221                   0

Shepard Investments
  International Inc.                14,875,000             14,875,000             314,023                   0

Silverton International
  Fund Limited                       4,250,000              4,250,000              89,721                   0

Nomura Securities (Bermuda) Ltd.    10,000,000             10,000,000             211,108                   0

Paloma Securities L.L.C.             4,475,000              4,475,000              94,471                   0

Ell & Co., as nominee
  for The Northern Trust
  Company of New York                  580,000                580,000              12,244                   0

Salkeld & Co., as
  nominee for Bankers
  Trust Company                        615,000                615,000              12,983                   0

Bankers Trust Company                1,500,000              1,500,000              31,666                   0

Bear Stearns Securities Corp.        1,500,000              1,500,000              31,666                   0

The Income Fund of America, Inc.     7,350,000              7,350,000             155,164                   0

The TCW Group, Inc.                 12,315,000             12,315,000             259,980                   0

Deutsche Bank AG                    12,105,000             12,105,000             255,546                   0

Morgan Stanley Dean Witter           2,045,000              2,045,000              43,171                   0

Colonial Penn Life
  Insurance Company                  2,000,000              2,000,000              42,221                   0

OCM Convertible Trust                3,575,000              3,575,000              75,471                   0

OCM Convertible
  Limited Partnership                  100,000                100,000               2,111                   0

Delta Air Lines Master Trust         1,025,000              1,025,000              21,638                   0

State Employees'
  Retirement Fund of the
  State of Delaware                    840,000                840,000              17,733                   0

State of Connecticut
  Combined Investment Funds          3,210,000              3,210,000              67,765                   0

Vanguard Convertible
  Securities Fund, Inc.              2,200,000              2,200,000              46,443                   0

Partner Reinsurance Company Ltd.       280,000                280,000               5,911                   0

Chrysler Corporation
  Master Retirement Trust            2,405,000              2,405,000              50,771                   0

Raytheon Company
  Master Pension Trust               1,115,000              1,115,000              23,538                   0

Mainstay Convertible Fund            4,750,000              4,750,000             100,276                   0

Century National
  Insurance Company                    425,000                425,000               8,972                   0

Chrysler Insurance
  Company-Total Return                  30,000                 30,000                 633                   0

AAM/Zazove Institutional
  Income Fund L.P.                   2,500,000              2,500,000              52,777                   0

Zazove Convertible Fund L.P.           745,000                745,000              15,727                   0

McMahan Securities
  Company L.P.                         290,000                290,000               6,122                   0

Stephenson Ventures                    500,000                500,000              10,555                   0

Delaware State
  Employees' Retirement Fund         3,300,000              3,300,000              69,665                   0

Declaration of Trust for
  the Defined Benefit
  Plans of ICI American
  Holdings, Inc.                     1,030,000              1,030,000              21,744                   0

Declaration of Trust for
  the Defined Benefit
  Plans of Zeneca
  Holdings Inc.                        700,000                700,000              14,777                   0

Thermo Electron
  Balanced Investment Fund             950,000                950,000              20,055                   0

Hillside Capital
  Incorporated Corporate Account       330,000                330,000               6,966                   0

General Motors
  Employees Domestic
  Group Trust                       11,630,000             11,630,000             245,519                   0

Summer Hill Global
  Partners L.P.                         80,000                 80,000               1,688                   0

The J.W. McConnell
  Family Foundation                    380,000                380,000               8,022                   0

TQA Vantage Fund Ltd.                1,000,000              1,000,000              21,110                   0

TQA Arbitrage Fund, L.P.               750,000                750,000              15,833                   0

California Public
  Employees' Retirement System       4,000,000              4,000,000              84,443                   0

Millennium Trading Co., L.P.           185,000                185,000               3,905                   0

Donaldson, Lufkin &
  Jenrette Securities Corp.            220,000                220,000               4,644                   0

Fidelity Financial Trust:
  Fidelity Convertible
  Securities Fund (2)                7,815,000              7,815,000             164,981                   0

Fidelity Securities
  Fund: Fidelity OTC
  Portfolio (2)                     14,500,000             14,500,000             306,107                   0

MFS Series Trust I-
  MFS Convertible
  Securities Fund                        2,000                  2,000                  42                   0

MFS Series Trust V-
  MFS Total Return Fund              1,998,000              1,998,000              42,179                   0

J. P. Morgan & Co.                   3,000,000              3,000,000              63,332              81,500

General Motors
  Employees Domestic
  Group Pension Trust (3)            8,679,000              8,679,000             183,221              47,600

Motors Insurance
  Corporation (3)                    2,002,000              2,002,000              42,263                   0

General Motors
  Foundation, Inc. (3)                 319,000                319,000               6,734                   0

Nicholas-Applegate
  Convertible Fund                   2,157,000              2,157,000              45,536                   0

Nicholas-Applegate
  Global Holdings Company LP            70,000                 70,000               1,477                   0

Baptist Health of South
  Florida                              118,000                118,000               2,491                   0

Boston Museum of Fine Arts              59,000                 59,000               1,245                   0

Engineers Joint Pension Fund           218,000                218,000               4,602                   0

Physicians Life                        450,000                450,000               9,499                   0

Wake Forest University                 466,000                466,000               9,837                   0

Dunham & Associates II                  41,000                 41,000                 865                   0

Dunham & Associates III                 22,000                 22,000                 464                   0

San Diego City Retirement              589,000                589,000              12,434                   0

San Diego County Convertible         1,800,000              1,800,000              37,999                   0

TQA Leverage Fund, L.P.                565,000                565,000              11,927                   0

Anchor Pathway Growth-Income
  Series                             3,650,000              3,650,000              77,054                   0

GLG Market Neutral Fund              2,000,000              2,000,000              42,221                   0

Unknown (4)                          3,490,000              3,490,000              73,687                   0
                                  ============           ============           =========             =======
Total                             $189,475,000           $189,475,000           3,999,954             129,100
--------------------

(1) Assumes conversion of full amount of Debentures held by such holder at the initial rate of $47.369 in principal amount of Debentures per share of Common Stock.

(2) Debentures are held in the nominee name of Mag & Co. The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation. The holdings are as of September 2, 1998.

(3) General Motors Investment Management Corporation, a wholly owned subsidiary of General Motors Corporation ("GM"), provides investment advice and investment management services with respect to the assets of certain employee benefit plans of GM and its subsidiaries, including the General Motors Employees Domestic Group Pension Trust, and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities, including Motors Insurance Corporation and the General Motors Foundation, Inc.

(4) Certain of the Debentures are currently evidenced by a global Debenture which has been deposited with DTC and registered in the name of Cede & Co. as DTC's nominee. Therefore, the Company is unable to provide the names of the remaining Selling Stockholders.

     Additional Shares. Set forth below are the names of certain other Selling Securityholders who acquired shares of Common Stock in certain transactions not related to the sale of Debentures and the maximum number of Additional Shares that may be sold by each such Selling Securityholder from time to time hereunder. No such Selling Securityholders nor any of their affiliates has held any position or office with, been employed by or otherwise have had any material relationship with, the Company or any of its affiliates during the three years prior to the date of this Prospectus. The percentage of Common Stock beneficially owned by each of the Selling Securityholders identified below both prior to and after giving effect to the offering being made hereby is less than 1%.


                               Number of Shares of                                        Number of Shares of
                               Common Stock                 Number of Shares of           Common Stock
                               Beneficially Owned           Common Stock to be            Beneficially Owned
            Name               Prior to this Offering       Offered Hereunder             After this Offering
      ----------------         -----------------------      -------------------           -------------------
Robash Inc.                               243                       243                             0

Beincke Investment                      1,944                     1,944                             0
Fund L.P.

Theodore H. Ashford                     4,243                       243                         4,000

Bedrock Asset Trust I                   7,778                     7,778                             0
Bankers Trust
Company, as Trustee
of the Hughes Aircraft
Company Retirement Plans               80,539(1)                  2,431(1)                     78,108
--------------------

(1) Includes 2,431 shares of Common Stock subject to outstanding common stock purchase warrants held by Bankers Trust Company, as Trustee of the Hughes Aircraft Company Retirement Plans.


                    The date of this Prospectus Supplement is
                                October 27, 1998